Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Christopher M. Farage - Vice President, Communications & External Affairs	216-896-2750
cfarage@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2013 Third Quarter Results and Increases Dividend

•	Third quarter diluted earnings per share $1.68

•	Company maintains fiscal 2013 earnings guidance midpoint

•	Board approves second consecutive quarterly dividend increase, totaling 10 percent this year

CLEVELAND, April 25, 2013 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2013 third quarter ended March 31, 2013 and announced a 5 percent increase in its quarterly cash dividend. Fiscal 2013 third quarter sales were $3.30 billion compared with $3.39 billion in the prior year quarter. Acquisitions contributed 4 percent which was offset by a 6 percent reduction in organic sales. Net income was $256.6 million in the current quarter compared with $312.7 million in the third quarter of fiscal 2012. Fiscal 2013 third quarter earnings per diluted share were $1.68 compared with $2.01 in the prior year quarter.
Cash flow from operations for the first nine months of fiscal 2013 was $718.8 million, or 7.5 percent of sales, compared with $1,006.5 million, or 10.3 percent of sales for the first nine months of fiscal 2012. Cash flow from operations for the first nine months of fiscal 2013 included a $225.6 million discretionary contribution to the company's pension plan. Excluding this contribution, cash flow from operations as a percent of sales was 9.9 percent for the first nine months of fiscal 2013.

The Board of Directors increased the company's regular quarterly cash dividend to 45 cents per share of common stock and declared a dividend payable June 7, 2013 to shareholders of record as of May 10, 2013. This represents a 5 percent increase over the previous quarterly dividend of 43 cents per common share and is the second consecutive increase this year. This is the company's 252nd consecutive quarterly dividend, resulting in a total distribution to shareholders of approximately $67 million.

“The fundamentals of our business remain very strong despite a mediocre global economic environment,” said Chairman, CEO and President, Don Washkewicz. “I am particularly pleased that we were able to deliver such strong total segment operating margins of 14 percent this quarter. We also continue to drive high levels of operating cash flow, which has allowed us the flexibility to announce our second consecutive quarterly dividend increase this year. This puts our fiscal 2013 dividend increase at 10 percent. We have now extended our long-standing annual dividend increase record to 57 consecutive fiscal years, which is among the top five longest running dividend-increase records in the S&P 500 index, and we have more than doubled our annual payout in the past five years.”

Segment Results
In Industrial North America, third quarter sales decreased 2.4 percent to $1.28 billion, and operating income was $209.0 million compared with $227.0 million in the same period a year ago.

In Industrial International, third quarter sales decreased 3.5 percent to $1.24 billion, and operating income was $152.3 million compared with $195.1 million in the same period a year ago.

In Aerospace, third quarter sales increased 6.5 percent to $578.0 million, and operating income was $80.1 million compared with $65.9 million in the same period a year ago.

In Climate and Industrial Controls, third quarter sales decreased 18.0 percent to $203.9 million, and operating income was $21.3 million compared with $23.2 million in the same period a year ago. These results reflect the impact of a business divestiture in the fiscal 2013 second quarter.

Orders
Parker reported a decrease of 7 percent in orders for the quarter ending March 31, 2013, compared with the same quarter a year ago. The company reported the following orders:

•	Orders declined 10 percent in Industrial North America compared with the same quarter a year ago.

•	Orders declined 7 percent in Industrial International compared with the same quarter a year ago.

•	Orders were unchanged in Aerospace on a rolling 12-month average basis.

•	Orders declined 1 percent in Climate and Industrial Controls compared with the same quarter a year ago.

Outlook
For the fiscal year ending June 30, 2013, the company has maintained the midpoint and narrowed the range of guidance for earnings from continuing operations to $6.25 to $6.65 per diluted share. Fiscal 2013 guidance includes an expected year-over-year increase in domestic qualified pension expense of approximately $0.35 per diluted share due to accounting regulations which require the use of a lower discount rate based on current market conditions.

Washkewicz added, “We are not anticipating any meaningful change in global economic conditions through the remainder of the fiscal year. We will continue to take actions to drive operating cash flow while at the same time position ourselves for ongoing profitable growth and strong shareholder returns.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2013 third quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2012, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 60,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 57 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com or its investor information web site at www.phstock.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Industrial North America, Industrial International, and Climate and Industrial Controls, and the year-over-year 12-month rolling average of orders for Aerospace.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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				Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2013
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2013	2012	2013	2012

Net sales	$3,307,041	$3,393,563	$9,587,471	$9,734,276
Cost of sales	2,569,189	2,590,315	7,468,608	7,386,079
Gross profit	737,852	803,248	2,118,863	2,348,197
Selling, general and administrative expenses	379,690	377,479	1,141,912	1,132,635
Interest expense	23,050	22,313	70,775	69,303
Other (income), net	(3,439)	2,629	(31,062)	(5,100)
Income before income taxes	338,551	400,827	937,238	1,151,359
Income taxes	81,959	88,138	259,584	298,169
Net income	256,592	312,689	677,654	853,190
Less: Noncontrolling interests	32	615	391	3,332
Net income attributable to common shareholders	$256,560	$312,074	$677,263	$849,858

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.72	$2.07	$4.54	$5.61
Diluted earnings per share	$1.68	$2.01	$4.46	$5.49

Average shares outstanding during period - Basic	149,287,628	151,017,910	149,191,583	151,472,380
Average shares outstanding during period - Diluted	152,360,612	154,944,246	151,853,522	154,904,549

Cash dividends per common share	$0.43	$0.39	$1.25	$1.13

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2013	2012	2013	2012
Net sales
Industrial:
North America	$1,283,649	$1,315,357	$3,747,401	$3,703,526
International	1,241,464	1,286,751	3,587,315	3,794,678
Aerospace	578,026	542,760	1,647,765	1,536,757
Climate & Industrial Controls	203,902	248,695	604,990	699,315
Total	$3,307,041	$3,393,563	$9,587,471	$9,734,276
Segment operating income

Industrial:
North America	$209,048	$226,986	$620,154	$645,951
International	152,309	195,065	427,514	569,224
Aerospace	80,080	65,925	194,150	204,824
Climate & Industrial Controls	21,324	23,203	51,164	52,818
Total segment operating income	462,761	511,179	1,292,982	1,472,817
Corporate general and administrative expenses	41,410	38,377	126,578	142,529
Income before interest expense and other expense	421,351	472,802	1,166,404	1,330,288
Interest expense	23,050	22,313	70,775	69,303
Other expense	59,750	49,662	158,391	109,626
Income before income taxes	$338,551	$400,827	$937,238	$1,151,359

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2013
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$1,677,319	$838,317	$773,459
Accounts receivable, net	2,017,126	1,992,284	2,061,501
Inventories	1,473,072	1,400,732	1,429,014
Prepaid expenses	136,268	137,429	100,336
Deferred income taxes	134,724	129,352	132,991
Total current assets	5,438,509	4,498,114	4,497,301
Plant and equipment, net	1,829,715	1,719,968	1,721,970
Goodwill	3,229,827	2,925,856	2,926,311
Intangible assets, net	1,313,990	1,095,218	1,096,306
Other assets	859,731	931,126	647,236
Total assets	$12,671,772	$11,170,282	$10,889,124

Liabilities and equity
Current liabilities:
Notes payable	$1,527,696	$225,589	$273,907
Accounts payable	1,162,125	1,194,684	1,148,939
Accrued liabilities	838,376	911,931	872,547
Accrued domestic and foreign taxes	120,352	153,809	193,907
Total current liabilities	3,648,549	2,486,013	2,489,300
Long-term debt	1,496,026	1,503,946	1,515,217
Pensions and other postretirement benefits	1,693,048	1,909,755	848,521
Deferred income taxes	127,159	88,091	141,467
Other liabilities	294,582	276,747	308,151
Shareholders' equity	5,409,058	4,896,515	5,577,592
Noncontrolling interests	3,350	9,215	8,876
Total liabilities and equity	$12,671,772	$11,170,282	$10,889,124

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2013
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2013	2012

Cash flows from operating activities:
Net income	$677,654	$853,190
Depreciation and amortization	250,574	244,403
Stock incentive plan compensation	65,516	64,102
Net change in receivables, inventories, and trade payables	(13,743)	(191,071)
Net change in other assets and liabilities	(258,332)	85,060
Other, net	(2,870)	(49,223)
Net cash provided by operating activities	718,799	1,006,461
Cash flows from investing activities:
Acquisitions (net of cash of $33,932 in 2013 and $6,802 in 2012)	(620,647)	(31,004)
Capital expenditures	(214,061)	(154,097)
Proceeds from sale of plant and equipment	24,321	15,560
Proceeds from sale of business	72,190	—
Other, net	(9,375)	(16,381)
Net cash (used in) investing activities	(747,572)	(185,922)
Cash flows from financing activities:
Net payments for common stock activity	(125,325)	(312,545)
Acquisition of noncontrolling interests	(1,072)	(147,441)
Net proceeds from debt	1,186,679	47,763
Dividends	(187,705)	(178,606)
Net cash provided by (used in) financing activities	872,577	(590,829)
Effect of exchange rate changes on cash	(4,802)	(113,717)
Net increase in cash and cash equivalents	839,002	115,993
Cash and cash equivalents at beginning of period	838,317	657,466
Cash and cash equivalents at end of period	$1,677,319	$773,459